CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CALIFORNIA PRO SPORTS, INC.
                            (a Delaware corporation)



         CALIFORNIA PRO SPORTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

         DOES HEREBY CERTIFY:

         1. The following resolution has been adopted by the board of directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation's Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Section A of the Article thereof numbered "FOURTH" so that, as amended, said Section A of Article FOURTH shall be and read as follows:

         FOURTH: A: The total number of shares of capital stock which the corporation is shall have authorized to issue is Twenty Five Million (25,000,000) shares, Twenty Million (20,000,000) shares of Common Stock $.01 par value (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, $.01 par value.

                  FURTHER RESOLVED, that the capital of said Corporation shall be revised by reason of said amendment to transfer from capital to surplus an amount in the recapitalization.

         2. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, CALIFORNIA PRO SPORTS, INC. has caused this certificate to be signed by its duly authorized officer, this 22nd day of July, 1998.


CALIFORNIA PRO SPORTS, INC.

/S/ BARRY HOLLANDER
Barry Hollander, Acting President
         and Chief Financial Officer